Exhibit 99.1

BioDelivery Sciences Receives $27 Million

Milestone Payment from Meda AB

Anticipates ending year cash flow positive from operations

with recognized revenue of nearly $60 million

Focus now on accelerating pipeline

RALEIGH, N.C., July 22, 2009 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) today announced receipt of $26.7 million in milestone payments from its commercial partner Meda AB in connection with the approval by the U.S. Food and Drug Administration (FDA) of BDSI’s breakthrough cancer pain product ONSOLIS™ (fentanyl buccal soluble film) and satisfactory preparation of commercial launch supplies.

In addition to the $26.7 million received, BDSI will also receive a double-digit royalty on net sales of ONSOLIS, and the potential for additional milestone payments of up to another $30 million upon the achievement of certain sales thresholds. ONSOLIS will be commercialized in the U.S. by Meda Pharmaceuticals, the U.S. subsidiary of Meda AB and is expected to be available for sale early fourth quarter of this year.

“The receipt of this milestone payment, together with approximately $5 million we have received from the exercise of outstanding warrants over the past several weeks, puts the company in the strongest financial position in its history, with approximately $30 million in cash and no long term debt. These funds allow us to immediately turn to accelerating the development of our exciting pipeline, particularly BEMA™ Buprenorphine and Bioral™ Amphotericin B, as well as to place a third BEMA product in the clinic next year,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BioDelivery Sciences.

“In addition, we expect that receipt of these funds will leave BDSI cash flow positive from operations and with nearly $60 million in recognized revenue for 2009,” added Dr. Sirgo. “Moreover, with the launch of ONSOLIS expected in early fourth quarter of this year, we also expect that we will begin receiving royalty income. In short, our economic outlook and ability to execute our business plan have never been better.”

BDSI had previously recorded milestone payments from Meda as deferred revenue, and with the FDA approval, those amounts, together with the approval milestone, will be recognized as revenue to the company.

Dr. Sirgo also stated, “We anticipate significant news flow in the coming months regarding the launch of ONSOLIS by Meda Pharmaceuticals and the progress of our product pipeline. Of note, we anticipate year end results from our Phase 2 dental pain study with BEMA Buprenorphine, which we believe could lead to a sizable licensing transaction in 2010. We also hope to have completed our next Phase 1 trial with Bioral Amphotericin B this year before moving to Phase 2 in the first half of 2010. Now, with an FDA approved product in ONSOLIS, a validated technology in BEMA, an exciting pipeline of products and cash on hand, we believe that our ability to drive shareholder value has never been better.”

About ONSOLIS

ONSOLIS is the first product to utilize the company’s proprietary BioErodible MucoAdhesive (BEMA) drug delivery technology, which consists of a small, dissolvable, polymer film for application to the buccal mucosa (inner lining of the cheek). ONSOLIS is the first opioid approved with a Risk Evaluation and Mitigation Strategy (REMS), which FDA has indicated will be a requirement for all oral transmucosal fentanyl products. The program will be referred to as the FOCUS™ (Full Ongoing Commitment to User Safety) Program. FOCUS is designed to ensure that both physicians and patients understand that ONSOLIS is only to be used by patients who are opioid tolerant. The program is designed to achieve the important REMS objectives while also facilitating patient access for opioid tolerant patients with breakthrough cancer pain. The implementation of the FOCUS Program and resulting proper use of ONSOLIS should be viewed as a way to enhance the opportunity for the product.

IMPORTANT SAFETY INFORMATION

ONSOLIS is an opioid analgesic indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.

ONSOLIS is contraindicated in opioid non-tolerant patients; acute or postoperative pain, including headache/migraine, dental pain, or use in the emergency room; and patients with intolerance or hypersensitivity to fentanyl, ONSOLIS, or its components. Life-threatening respiratory depression could occur in patients not taking chronic opiates.

ONSOLIS contains fentanyl, a Schedule II controlled substance with abuse liability similar to other opioid analgesics.

Clinically significant respiratory and CNS depression can occur; patients should be monitored accordingly. ONSOLIS films contain medicine in an amount that can be fatal to a child. Keep out of the reach of children and dispose of unneeded films properly. Use with other CNS depressants or CYP3A4 inhibitors may increase depressant effects including hypoventilation (which may lead to potentially fatal respiratory depression), hypotension, and profound sedation; dosage adjustments may be warranted. ONSOLIS may impair ability for the performance of potentially dangerous tasks (e.g., driving a car or operating machinery). ONSOLIS should be titrated cautiously in patients with chronic obstructive pulmonary disease or preexisting medical conditions predisposing them to hypoventilation. ONSOLIS should be administered with extreme caution in patients susceptible to intracranial effects of CO2 retention.

Substantial differences exist in the pharmacokinetic profile of ONSOLIS compared to other fentanyl products that result in clinically important differences in the extent of absorption of fentanyl. As a result of these differences, the substitution of ONSOLIS for any other fentanyl product may result in fatal overdose.

The most common adverse reactions (frequency ≥10%) seen in ONSOLIS clinical trials were: nausea, vomiting, dizziness, dehydration, dyspnea, and somnolence.

Safety and efficacy below age 18 years have not been established. ONSOLIS should be administered with caution to patients with renal or hepatic impairment.

ONSOLIS is available only through a restricted distribution program called the FOCUS Program and requires prescriber, pharmacy, and patient enrollment.

About BDSI’s Product Pipeline

Following the FDA approval of ONSOLIS and receipt of milestone payments from Meda AB, BDSI now moves to aggressively advance the next two products in its development pipeline: BEMA Buprenorphine (Phase 2) and Bioral Amphotericin B (Phase 1) along with a yet to be disclosed third BEMA product.

BEMA Buprenorphine, a formulation of the analgesic buprenorphine utilizing BDSI’s BEMA drug delivery technology, is being developed for the potential treatment of both acute pain conditions, such as postoperative pain, and chronic pain conditions such as low back, osteoarthritis, and neuropathic pain. An initial Phase 1 trial for BEMA Buprenorphine has been completed, and this clinical study showed that the BEMA delivery system was able to provide buprenorphine plasma concentrations that were in the anticipated target range.

Bioral Amphotericin B is a formulation of the powerful antifungal agent Amphotericin B which utilizes BDSI’s second proprietary drug delivery system, Bioral. The Bioral drug delivery system encapsulates and appears to protect certain drugs from degradation in the gastrointestinal tract, facilitating the potential oral absorption of drugs that previously could only be delivered intravenously. BDSI is currently developing Bioral Amphotericin B for the oral treatment of fungal infections such as esophageal candidiasis and parasitic diseases such as Leishmaniasis. BDSI initiated Phase 1 clinical development of the Bioral formulation of Amphotericin B in 2008. In February 2009, the company reported preliminary results from a single dose Phase 1 study that identified tolerable doses of Bioral Amphotericin B which produced measurable plasma concentrations of Amphotericin B. A multi-dose Phase 1 study will begin soon that should lead to the first Phase 2 trial in 2010.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI - News) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise utilizes the Company’s patented BEMA buccal soluble film technology and currently consists of: ONSOLIS (fentanyl buccal soluble film) a treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA Buprenorphine, a second analgesic in development with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA and Bioral technologies on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, those relating to the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch and sales results (if any) of the Company’s formulations and products and regulatory filings related to the same, and receipt by the Company of milestone and royalty payments, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contacts:

Al Medwar

Vice President, Marketing & Corporate Development

BioDelivery Sciences International

amedwar@bdsinternational.com

Tel (919) 582-9050